Subject to Completion Preliminary Term Sheet dated February 24, 2023
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021
and Product Supplement EQUITY INDICES MITTS-1
dated August 4, 2022)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	March , 2023 April , 2023 March , 2029
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average®
■      Maturity of approximately six years
■      100% participation in increases in the Index, subject to a capped return of [45.00% to 65.00%]
■      If the Index is flat or decreases, payment at maturity will be the principal amount
■       All payments occur at maturity and are subject to the credit risk of The Bank of Nova Scotia
■       No periodic interest payments
■       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
■        Limited secondary market liquidity, with no exchange listing
■       The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1.
The initial estimated value of the notes as of the pricing date is expected to be between $8.62 and $9.05 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.25	$
Proceeds, before expenses, to BNS	$ 9.75	$

(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
March     , 2023

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Summary
The Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March  , 2029 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes provide you with 100% participation in increases in the Market Measure, which is the Dow Jones Industrial Average® (the “Index”), subject to a cap. If the Index decreases, you will receive only the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This range of estimated values was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)
Principal Amount:	$10.00 per unit
Term:	Approximately six years
Market Measure:	The Dow Jones Industrial Average® (Bloomberg symbol: “INDU”), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:
The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-19 of product supplement EQUITY INDICES MITTS-1.

Minimum Redemption Amount:	$10.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100%
Capped Value:	[$14.50 to $16.50] per unit, which represents a return of [45% to 65%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:
You will receive the Minimum Redemption Amount per unit of $10.00
(The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Market Index Target-Term Securities®	TS-2

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES MITTS-1 dated August 4, 2022:
http://www.sec.gov/Archives/edgar/data/0000009631/000114036122028189/brhc10040347_424b2.htm
■	Prospectus supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
■	Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES MITTS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations

You may wish to consider an investment in the notes if:
■	You anticipate that the value of the Index will increase from the Starting Value to the Ending Value.
■	You accept that the return on the notes will be zero if the Index does not increase from the Starting Value to the Ending Value.
■	You accept that the return on the notes will be capped.
■	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
■	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

■	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
■	You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■	You seek a guaranteed positive return on your investment.
■	You seek an uncapped return on your investment.
■	You seek interest payments or other current income on your investment.
■	You want to receive dividends or other distributions paid on the stocks included in the Index.
■	You seek an investment for which there will be a liquid secondary market.
■	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market Index Target-Term Securities®	TS-3

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below is based on hypothetical numbers and values.
Market Index Target-Term Securities

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
Notes Return at Maturity
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Market Measure Movement

This graph reflects the returns on the notes, based on the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 and a hypothetical Capped Value of $15.50 per unit (the midpoint of the Capped Value range of [$14.50 to $16.50]). The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 100%, the Minimum Redemption Amount of $10.00 per unit, a hypothetical Capped Value of $15.50 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$10.00(1)	0.00%
25.00	-75.00%	$10.00	0.00%
50.00	-50.00%	$10.00	0.00%
75.00	-25.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
100.00(2)	0.00%	$10.00	0.00%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
155.00	55.00%	$15.50(3)	55.00%
160.00	60.00%	$15.50	55.00%
170.00	70.00%	$15.50	55.00%

(1)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.
(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Market Index Target-Term Securities®	TS-4

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Redemption Amount Calculation Examples
Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	50.00
= $5.00 Redemption Amount per unit, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $10.00 per unit.

Example 2
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	120.00
= $12.00 Redemption Amount per unit

Example 3
The Ending Value is 170.00, or 170.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	170.00
Redemption Amount per unit, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $15.50 per unit

Market Index Target-Term Securities®	TS-5

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES MITTS-1, page S-2 of the prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-Related Risks
■	Depending on the performance of the Index as measured shortly before the maturity date, you may not earn a return on your investment.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
Market Measure-Related Risks
■	The Index sponsor may adjust the Index in a way that may adversely affect its level and your interests, and the Index sponsor has no obligation to consider your interests.
■	You will have no rights of a holder of the securities included in the Index and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
■
While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, none of us, MLPF&S, BofAS or our respective affiliates control any company included in the Index, and have not verified any disclosure made by any company.

Valuation- and Market- Related Risks
■
Our initial estimated value of the notes will be lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes will exceed our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-13.

■
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes is determined by reference to our internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Index, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

■
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.

■
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Market Index Target-Term Securities®	TS-6

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Conflict-Related Risks
■
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks
■
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
■	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
■
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-26 of product supplement EQUITY INDICES MITTS-1.

Other Terms of the Notes
Business Day
A “business day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

Market Index Target-Term Securities®	TS-7

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of MITTS—Discontinuance of an Index”  beginning on page PS-20 of product supplement EQUITY INDICES MITTS-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The Dow Jones Industrial Average®
All information contained in this term sheet regarding the Dow Jones Industrial Average® (the “Dow Jones Industrial Average”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”). The Dow Jones Industrial Average is calculated, maintained and published by S&P Dow Jones Indices. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue the publication of, the Dow Jones Industrial Average. The Dow Jones Industrial Average is reported by Bloomberg L.P. under the ticker symbol “INDU”.
Additional information regarding the Dow Jones Industrial Average, including its component stocks, sector and country and weightings, may be obtained the following website: us.spindices.com/indices/equity/dow-jones-industrial-average. We are not incorporating by reference such website or any material it includes in this term sheet or the accompanying prospectus, prospectus supplement, any applicable product supplement, the pricing supplement for any offering of notes or any document incorporated herein or therein by reference.
The Dow Jones Industrial Average is a price-weighted index composed of 30 stocks that measures the performance of some of the largest U.S. companies. The stocks are selected at the discretion of an Averages Committee comprised of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal (the “WSJ”). While stock selection is not governed by quantitative rules, a stock typically is added to the Dow Jones Industrial Average only if the Averages Committee believes the company has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors. Each company should be incorporated and headquartered in the U.S. and a plurality of such company’s revenue should be derived from the U.S. Maintaining adequate sector representation within the indices is also a consideration in the selection process. The Dow Jones Industrial Average covers all industries with the exception of the transportation industry group and the utilities sector. The Dow Jones Industrial Average was first calculated on May 26, 1896 with a base value of 40.94 and twelve component stocks.
S&P Dow Jones Indices intends for the Dow Jones Industrial Average to serve as a measure of the entire U.S. market, and therefore the economy, and the Dow Jones Industrial Average is not limited to traditionally defined industrial stocks. Changes in the composition of the Dow Jones Industrial Average are made on an as-needed basis by the Averages Committee without consultation with the component companies represented in the Dow Jones Industrial Average, any stock exchange, any official agency or us. There is no annual or semi-annual reconstitution and changes in response to corporate actions and market developments can be made at any time. In order to maintain continuity, changes to the index stocks included in the Dow Jones Industrial Average tend to be made infrequently and generally occur only after a component company goes through a major change, such as a shift in its core business, corporate acquisition, or merger. Index reviews do not occur on any established or regular schedule, but only when corporate events with respect to a component stock require it. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the Dow Jones Industrial Average may be changed at any time for any reason. Constituent changes are typically announced one to five days before they are scheduled to be implemented.
Components with more than one listing of common stock outstanding will only be represented by their designated listing, which is the share class with both the highest one-year (or all available data if less than one year of trading data is available as of the reference date, as defined below) trading liquidity (as defined by median daily value traded) and largest float-adjusted market capitalization. All other share classes are referred to as secondary listings. When the liquidity and market capitalization indicators are in conflict, S&P Dow Jones Indices analyzes the relative differences between the two values, placing a greater importance on liquidity. Once established, the designated listing is only changed if both the liquidity and market capitalization of a secondary listing exceed the liquidity and market capitalization of the designated listing by more than 20%. If only one measure exceeds 20%, S&P Dow Jones Indices analyzes the data as described above to determine if the designated listing should be changed. Otherwise, the designated listing remains unchanged.
The Dow Jones Industrial Average is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the Dow Jones Industrial Average is the sum of the primary exchange prices of each of the 30 common stocks included in the Dow Jones Industrial Average, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for any price impacting corporate action on one of its member stocks; this includes price adjustments, special dividends, stock splits, rights offerings, constituent additions and constituent deletions. The current divisor of the Dow Jones Industrial Average is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the Dow Jones Industrial Average, no assurance can be given that Dow Jones Indices will not modify or change this methodology in a manner that may affect the return on your Securities. In addition to its daily governance of indices and maintenance

Market Index Target-Term Securities®	TS-8

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
of the Dow Jones Industrial Average methodology, at least once within any 12 month period, the Averages Committee reviews the Dow Jones Industrial Average methodology to ensure the Dow Jones Industrial Average continues to achieve the stated objective, and that the data and methodology remain effective. Where any index component stock price is unavailable on any trading day, the sponsor will generally use the last reported price for such component stock.
Adjustments for Corporate Actions
There is a large range of corporate actions that may affect companies included in the Dow Jones Industrial Average. Certain corporate actions require Dow Jones Indices to make an adjustment to the divisor to prevent the value of the Dow Jones Industrial Average from changing as a result of the corporate action. Corporate actions are applied after the close of trading on the day prior to the ex-date. Several types of corporate actions, and their related adjustments, are listed in the table below.
Corporate Action	Adjustment Made to Dow Jones Industrial Average	Divisor Adjustment?
Spin-off
The price of the parent company is adjusted to the price of the parent company minus the price of the spun-off company/share exchange ratio. Any potential impacts on index constituents from a spin-off are evaluated by the Averages Committee on a case by case basis.
Yes
Rights Offering	The price is adjusted according to the terms of the rights offering.	Yes
Stock dividend, stock split, reverse stock split	The price is adjusted according to the terms of the stock split.	Yes
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	Index does not use a number of shares or investable weight factors – no impact	No
Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes
Constituent Change
Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the index will be replaced on the effective date of the drop. In the case of a zero price spin-off, the spun-off company is not replaced.
Yes

Market Index Target-Term Securities®	TS-9

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Recalculation Policy
S&P Dow Jones Indices reserves the right to recalculate the Dow Jones Industrial Average under certain limited circumstances. S&P Dow Jones Indices may choose to recalculate and republish the Dow Jones Industrial Average if it is found to be incorrect or inconsistent within two trading days of the publication of the index level in question for one of the following events:
1.	Incorrect or revised closing price of a stock on a given day
2.	Missed or misapplied corporate event
3.	Incorrect application of an index methodology;
4.	Late announcement of a corporate event; or
5.	Incorrect calculation or data entry error.
Late information that does not impact the divisor is applied at the earliest opportunity S&P Dow Jones Indices becomes aware of the event. Late information impacting the divisor results in a correction and reposting within two trading days. All errors due to S&P Dow Jones Indices’ mistakes (e.g., data entry, methodology misapplication, etc.) are corrected and reposted, provided the error is identified within two trading days. Any other restatements or recalculations beyond two trading days will be determined by the Averages Committee, which will review the possible market impact or disruption of such recalculations.
Unexpected Exchange Closures
An unexpected exchange closure is when an exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, S&P Dow Jones Indices is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P Dow Jones Indices’ decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P Dow Jones Indices also uses 3:00 PM ET as the cutoff.
If all exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P Dow Jones Indices will take the following actions:
Market Disruption Prior to Open of Trading
(i)
If all exchanges indicate that trading will not open for a given day, S&P Dow Jones Indices will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P Dow Jones Indices will begin index calculation when the exchanges open.
Market Disruption Intraday
If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on the NYSE Rule 123C hierarchy. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

Market Index Target-Term Securities®	TS-10

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
The following graph shows the daily historical performance of the Index in the period from January 1, 2013 through February 16, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 16, 2023, the closing level of the Index was 33,696.85.
Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.
License Agreement
The Dow Jones Industrial Average is a product of S&P Dow Jones Indices and has been licensed for use by us. Dow Jones®, DJIA®, Dow Jones Industrial Average® and The Dow® are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed to S&P Dow Jones Indices and its affiliates and sublicensed to the Bank for certain purposes in exchange for a fee.
The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices, Dow Jones or any of their respective affiliates (collectively, “S&P Dow Jones”). S&P Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. S&P Dow Jones’ only relationship to the Bank is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones and of the Dow Jones Industrial Average, which is determined, composed and calculated by S&P Dow Jones without regard to the Bank or the notes. S&P Dow Jones has no obligation to take the needs of the Bank or the owners of the notes into consideration in determining, composing or calculating the Dow Jones Industrial Average. S&P Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.
S&P DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES AND THE BANK, OTHER THAN THE LICENSORS OF S&P DOW JONES.

Market Index Target-Term Securities®	TS-11

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market Index Target-Term Securities®	TS-12

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Conflict-Related Risks” beginning on page PS-12 and “Use of Proceeds and Hedging” on page PS-16 of product supplement EQUITY INDICES MITTS-1.

Market Index Target-Term Securities®	TS-13

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 19 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the EQUITY INDICES MITTS-1 product supplement.
Summary of U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement EQUITY INDICES MITTS-1 and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Your notes will be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.
As the notes have only a single contingent payment at maturity, the adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the note plus the amount of OID previously includible in the gross income of the U.S. holder.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. If the notes had been issued on February 23, 2023 and scheduled to mature on March 29, 2029, it would have been equal to 5.39% per annum, compounded semi-annually, with a projected payment at maturity of $13.83 based on an investment of $10.00.
Based on the comparable yield as of February 23, 2023 if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such note:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10.00 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $10.00 Note) as of End of Accrual Period
February 23, 2023 through June 30, 2023	$0.190	$0.190
July 1, 2023 through December 31, 2023	$0.273	$0.463
January 1, 2024 through June 30, 2024	$0.280	$0.743
July 1, 2024 through December 31, 2024	$0.294	$1.037
January 1, 2025 through June 30, 2025	$0.297	$1.334
July 1, 2025 through December 31, 2025	$0.305	$1.639
January 1, 2026 through June 30, 2026	$0.313	$1.952
July 1, 2026 through December 31, 2026	$0.322	$2.274
January 1, 2027 through June 30, 2027	$0.330	$2.604
July 1, 2027 through December 31, 2027	$0.339	$2.943
January 1, 2028 through June 30, 2028	$0.348	$3.291
July 1, 2028 through December 31, 2028	$0.356	$3.647

Market Index Target-Term Securities®	TS-14

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
January 1, 2029 through March 29, 2029	$0.183	$3.830
The actual comparable yield and projected payment schedule for the notes will be completed on the pricing date and updated in the pricing supplement.
A U.S. holder of the notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a note.
If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.
In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a note for an amount other than the public offering price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the public offering price should consult their tax advisor regarding these adjustments.
Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that your notes should be treated in the manner described above.
Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the notes should be treated as deemed to be redeemed and reissued on any rebalancing of the Index or rollover of, or change to, the stocks included in the Index.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the notes.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any security included in the Index would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any

Market Index Target-Term Securities®	TS-15

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.
Section 871 (m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on the nature of the Index and our determination that the notes are not “delta-one” with respect to the Index or any U.S. security included in the Index, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made after the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Index, any U.S. security included in the Index or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Index or any U.S. security included in the Index or the notes. If you enter, or have entered, into other transactions in respect of the Index or any U.S. security included in the Index or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a non-U.S. entity) under the FATCA rules.
As mentioned above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes cause payments with respect to the notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Market Index Target-Term Securities®	TS-16

Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average® due March , 2029
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Market Index Target-Term Securities®” and “MITTS®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Market Index Target-Term Securities®	TS-17